FILED PURSUANT TO RULE 424(B)(3) AND (C)
                                            REGISTRATION STATEMENT NO. 333-60132
                                            REGISTRATION STATEMENT NO. 333-70976


                              PROSPECTUS SUPPLEMENT
                                8,425,895 SHARES
                                SAFESCIENCE, INC.
                                  COMMON STOCK

The document is a Prospectus Supplement to that certain Prospectus dated May 21, 2001, (the "Prospectus") relating to the offering of 8,425,895 shares of the common stock of SafeScience, Inc. by certain selling stockholders. This Prospectus Supplement is occasioned by the addition of one selling stockholder offering additional shares of common stock to the Prospectus. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.

                         ADDITIONAL SELLING STOCKHOLDER

         Since the date of the Prospectus, SafeScience, Inc. has filed Registration Statement No. 333-70976 to register 108,209 additional shares held by Richard Salter. Mr. Salter was not specifically named in the Prospectus. Accordingly, the "Selling Stockholders" section of the Prospectus is hereby supplemented to include Mr. Salter and the shares offered by him. The Prospectus, as supplemented, now relates to the offer to sell an aggregate of 8,534,104 shares of Common Stock.



                                 NUMBER OF
                                  SHARES
                                BENEFICIALLY NUMBER OF SHARES BENEFICIALLY OWNED PRIOR SHARES OWNED AFTER OFFERING TO OFFERING OFFERED NUMBER PERCENT
                                -----------     -------      ------      -------

Richard Salter (1).........       377,986       108,209     269,777         *

------------

* Constitutes less than 1%.

(1) Mr. Salter served as a Senior Vice President of ours from June 1996 to July 2000 and a director of ours from December 1998 to April 2000.









           The date of this Prospectus Supplement is October 4, 2001.